Exhibit 99.1

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325

Pharmacyclics Reports Fourth Quarter and Full Year Fiscal 2012 Financial Results and Recent Developments

SUNNYVALE, CA, September 5, 2012

Pharmacyclics, Inc. (Nasdaq: PCYC) today reported financial results and recent developments for its fiscal year and fourth quarter ended June 30, 2012.

Financial Results for Fiscal Year and Fourth Quarter Ended June 30, 2012

The non-GAAP (Generally Accepted Accounting Principles) net income reported for the fiscal year ended June 30, 2012 was $21.9 million, or $0.32 and $0.30 per basic and diluted earnings per share, respectively. This compares with a non-GAAP net loss of $28.0 million, or $0.47 loss per share, for the fiscal year ended June 30, 2011. For the quarter ended June 30, 2012, the non-GAAP net loss was $15.1 million, or $0.22 loss per share, which compares with a non-GAAP net loss of $9.1 million, or $0.15 loss per share for the 2011 quarter.  See “Use of Non-GAAP Financial Measures” below for a description of our Non-GAAP measures. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

The GAAP net income for the fiscal year ended June 30, 2012 was $12.0 million, or $0.17 per basic and diluted earnings per share.  This compares with a GAAP net loss of $35.2 million, or $0.59 loss per share for the year ended June 30, 2011.  For the quarter ended June 30, 2012, the GAAP net loss was $16.9 million, or $0.24 loss per share. This compares with a GAAP net loss of $11.0 million, or $0.18 loss per share for the fiscal quarter ended June 30, 2011.

Revenue for the fiscal year ended June 30, 2012 was $82.0 million, compared to $8.2 million for the fiscal year ended June 30, 2011, an increase of $73.8 million. Revenue for the quarter ended June 30, 2012 was $2.1 million, compared to $1.4 million for the quarter ended June 30, 2011, an increase of $0.7 million.

At June 30, 2012, the Company had cash, cash equivalents and marketable securities of $203.6 million, which compares with $112.3 million at June 30, 2011. Additionally, the Company had $5.8 million due from Janssen Biotech, Inc. at June 30, 2012 in connection with its cost sharing arrangement. As announced on August 1, 2012 and August 20, 2012, we triggered two milestone payment obligations of $50 million each from Janssen under the collaboration and license agreement.

“Since partnering with Janssen in December of last year, we have made good progress, clinically and organizationally. As reported, we initiated the first set of Phase III trials for ibrutinib (32765) and continue to broadly and quickly develop this compound across a variety of B-cell malignancies. Importantly, we continue to attract and hire highly competent professionals with excellent track records in the disciplines of science and administration from within the healthcare field. Our Executive Team is pleased with our progress and we thank each of our hard working employees for their dedication and continued commitment to truly make a significant difference for the betterment of healthcare patients in need,” said Bob Duggan, Chairman & CEO of Pharmacyclics.

Recent Developments & Highlights

Business Update

During the past six months, we have complemented our management team with exceptional managers overseeing key functional areas within the company. This executive team will be capable of building out the organization to complete the development of ibrutinib (PCI-32765) and set up the commercialization structures. The most recent hires and organizational changes are described briefly in this release:

Maky Zanganeh was promoted to Chief Operating Officer. Dr. Zanganeh was hired at Pharmacyclics as Vice President, Business Development in August 2008. Within the first nine months, she established the collaboration with Les Laboratoires Servier, the leading French independent pharmaceutical company, which provided Pharmacyclics immediate up-front, milestone and yearly R&D payments. Since December 2010, Dr. Zanganeh has served as the Company’s Chief of Staff and Vice President, Business Development. In her role, she led the negotiations with Janssen, valued at up to $975 million (based on the successful completion of various milestones). She spearheaded the hiring of key corporate executives and she was responsible for expanding the company employees from 50 to over 170 today. Dr. Zanganeh also served as Director General for the French government initiative biocluster project, establishing alliances and developing small life science businesses regionally in France. She also served as worldwide Vice President of Training & Education and President Director General for Europe, Middle East and Africa for Computer Motion Inc., the world initiator of medical robotics. There she spearheaded the use of robotics in the operating room, a concept that has revolutionized the medical and surgical industry.

Paula S. Boultbee joined Pharmacyclics as the Executive Vice President of Sales & Marketing. She has more than 20 years of experience in oncology commercialization including extensive global and USA launch experience gained from the brands Glivec/Gleevec (imatinib), Camptosar (irinotecan) and Aromasin (exemestane). Her expertise has been acquired through increased responsibilities in both small and large pharmaceutical companies. While at Amgen she led the life cycle management efforts of the erythropoietic proteins and EGFR inhibitor Vectibix, and the pre-marketing efforts of a number of preclinical molecules, companion diagnostics, and devices. At Pharmacia (Pfizer), she held positions with growing responsibility in sales, brand management, and country and regional leadership roles. During her tenure at Novartis she led the global launch for the corporate flagship product Glivec/Gleevec: a product that is today helping thousands of patients to live a fuller life.

Joshua T. Brumm joined Pharmacyclics as Executive Vice President of Finance. Previously, Mr. Brumm served as Chief Financial Officer and Senior Vice President for ZELTIQ Aesthetics, Inc. having global responsibility for Finance, IT and Administration. Mr. Brumm also served ZELTIQ as Vice President, Corporate Development and Investor Relations, helping take the company public in October of 2011, as well as Senior Managing Director of International Sales launching the company’s first commercial product in all markets outside of the United States and Canada. Prior to joining ZELTIQ, Mr. Brumm served as Director of Finance at Proteolix, Inc. (acquired by Onyx Pharmaceuticals), a private biotechnology company focused on the development of therapeutics targeting certain cancers, including multiple myeloma, and immunological conditions. Prior to joining Proteolix, Mr. Brumm held the position of Investment Banking Associate as a member of the West Coast Healthcare Team at Citigroup Global Markets, Inc. Mr. Brumm started his career at Morgan Stanley as an Investment Banking Analyst for the West Coast Healthcare Team. He holds a B.A. in Business Administration, summa cum laude, from the University of Notre Dame.

Heow Tan is serving as our Executive Vice President of Global Manufacturing, Technical Operations and Education. Over the past 26 years in the pharmaceutical industry, he has worked with oral, semi-solid and parenteral products. He successfully led the regulatory filing of several US NDAs, ANDAs and European MAAs. Prior to Pharmacyclics, Heow worked as Senior Vice President, Technical Operations for both Collegium Pharmaceutical and PreCision Dermatology (a spun off company of Collegium). In both companies, he was responsible for product development, manufacturing and supply chain activities. He also worked at Praecis Pharmaceuticals Inc as Vice President of Industrial Operations and Development and also served as the Director of Manufacturing Operations for SciClone Pharmaceuticals Inc.

Scott Shearer is serving Pharmacyclics as Vice President, Global Quality and has 17 years of pharmaceutical industry experience. Most recently Dr. Shearer served as Senior Director of Quality at Teikoku Pharma USA where he oversaw all components of Quality. Prior to that, he served as Senior Director of Quality and Analytical Chemistry at Cerimon Pharmaceuticals. Dr. Shearer also held over a period of eight years positions of increasing responsibility with various Johnson & Johnson pharmaceutical companies.

Jesse McGreivy was promoted to Vice President of Clinical Science and is responsible for the global development of ibrutinib with oversight of the Phase I through III clinical program. Dr. McGreivy previously worked as a Clinical Scientist at Hoffman-La Roche and as a Clinical Research Medical Director at Amgen, developing novel oncology therapeutics in Phase Ib through III clinical trials. Dr. McGreivy has been the clinical lead in biomarker development programs as well as in clinical pharmacology studies. He is a board certified oncologist and has expertise in both solid tumors as well as malignant hematology. He received his bachelor degree from University of California, Berkeley and medical degree from The Ohio State University. He completed an internal medicine internship and residency at the Georgetown University Hospital and, subsequently, a hematology/oncology fellowship at the Lombardi Cancer Center at Georgetown University Hospital. At the Lombardi Cancer Center, Dr. McGreivy served as the Chief Fellow and was involved as a sub-investigator in the Phase I clinic.

Urte Gayko joined Pharmacyclics as Vice President of Regulatory Affairs. She is a seasoned Regulatory professional developing novel biologics, small molecules and In Vitro Diagnostics for various oncology and hematology indications. Dr. Gayko has experience working in small and large biotech companies developing regulatory and registration strategies and their implementation including IND filing, mid-stage development, license applications, preparations, approval, label extension and post market phase in the global setting (US, Canada, Europe, Canada, Asia). Prior to Pharmacyclics Dr. Gayko served as VP of Regulatory and Clinical Affairs at Nodality and as Global Regulatory Leader at Amgen, where she had also worked as a Global Program Manager and Senior Clinical Research Manager.

Rick Love is serving as Vice President, Legal. He has over 19 years of experience working as in-house counsel in the biotech/pharma industry. For the past three years, he worked for the IPSEN Group, most recently in the position of Vice-President, Head of Patents, U.S.A. Before IPSEN, he practiced in the areas of intellectual property and corporate law at Tercica. Before Tercica, Mr. Love was the Senior Director, Intellectual Property at InterMune and served for eight years at Genentech as Patent Counsel. He holds a J.D. from Golden Gate University School of Law and a B.A. in Mathematics from Hamilton College.

To access a more complete resume for each of these managers and to review the full management team, visit Pharmacyclics’ website at: http://www.pharmacyclics.com/pharmacyclics_management.html

Janssen Collaboration

The partnership with Janssen Biotech, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, is progressing well. Since signing the agreement in December 2011, the companies have established numerous working groups, each with a defined area of responsibility in the overall development plan. Currently there are over 200 dedicated employees in both companies engaged in these Working Groups, forwarding the clinical progress of ibrutinib and ensuring the execution of the Global Development Plan for this compound. The partnership also established a Joint Development and Joint Steering Committee to oversee and guide the Working Groups. As of today, a total of six Phase II/IIIs have been initiated by the partnership and selected other trials are being supported through the National Cancer Institute (NCI) Cancer Therapy Evaluation Program. Additionally, with various R&D projects, both companies continue to invest in further broadening the clinical applications of ibrutinib.

Pharmacyclics received from Janssen an upfront payment totaling $150 million upon signing the contract in December 2011. With the dosing of a fifth patient in the chronic lymphocytic leukemia (RESONATETM) trial and the mantle cell lymphoma trial, two milestone payment obligations of $50 million each have been earned. Pharmacyclics may receive up to an additional $725 million in development and regulatory milestone payments; for total potential upfront and milestone payments of $975 million.

Following regulatory approval, both Pharmacyclics and Janssen will book revenue and co-commercialize ibrutinib. In the US, Pharmacyclics will book all sales and take a lead role in US commercial strategy development. Both Pharmacyclics and Janssen will share in commercialization activities. Outside the United States, Janssen will book all sales and lead and perform commercialization activities. Profits and losses from the commercialization activities will be split 50/50 on a worldwide basis. Development and commercialization activities under the collaboration will be managed through a shared governance structure. The development agreement includes a cost sharing arrangement for associated development activities. Except in certain cases, in general Janssen is responsible for approximately 60% of development costs and we are responsible for the remaining 40% of development costs.

Ibrutinib (PCI-32765) Development Update

Phase II / III initiations in the past 6 months:

Pharmacyclics and Janssen initiated the following Phase II/III trials since establishing the partnership:

o
Phase III study of ibrutinib versus ofatumumab in patients with relapsed or refractory chronic lymphocytic leukemia / small lymphocytic lymphoma (CLL/SLL), the RESONATETM Study: A randomized, open-label Phase III registration trial of ibrutinib as a monotherapy. The primary endpoint of the study is to demonstrate a clinically significant improvement in progression-free survival in relapsed or refractory CLL/SLL patients as compared to that achieved with ofatumumab therapy. The key secondary endpoints include overall response rates, overall survival and other measures of clinical benefit. This global study, conducted by PCYC, is open and we plan to enroll 350 patients worldwide.

o
Phase III study of ibrutinib in combination with bendamustine and rituximab in patients with relapsed/refractory CLL/SLL: A randomized, multi-center Phase III, double blinded, placebo controlled, registration trial of ibrutinib in combination with bendamustine and rituximab in relapsed/refractory CLL/SLL patients who received at least one line of prior systemic therapy. The primary endpoint of the study is to demonstrate a clinically significant improvement in progression-free survival versus bendamustine and rituximab therapy alone. The key secondary endpoints include overall response rate, overall survival and other measures of clinical benefit. This global study is initiated by Janssen and Janssen plans to enroll 580 patients worldwide.

o
Phase III study (outside the US) of ibrutinib versus temsirolimus in patients with relapsed or refractory mantle cell lymphoma (MCL) who have received one prior therapy: A randomized, multi-center Phase III registration trial of ibrutinib as a monotherapy in relapsed/refractory MCL patients who received at least one prior rituximab-containing chemotherapy regimen. The primary endpoint of the study is progression free survival when compared to temsirolimus. The key secondary endpoints include overall response rate, overall survival rate and other measures of clinical benefit. This study, initiated by Janssen, will be conducted outside the US and Janssen plans to enroll 280 patients.

o
Phase II study of ibrutinib in patients with mantle cell lymphoma who progress after bortezomib therapy: A single-arm, multi-center Phase II trial of ibrutinib as a monotherapy in relapsed/refractory MCL patients who received at least one prior rituximab-containing chemotherapy regimen and who progressed after bortezomib therapy. The primary endpoint of the study is overall response rate. The key secondary endpoints include duration of response, progression-free survival rate, and other measures of clinical benefit. This global study, conducted by Janssen, is open and Janssen plans to enroll 110 patients worldwide.

o
Phase II dose escalating study of ibrutinib in combination with R-CHOP in patients with newly diagnosed diffused large B-cell lymphoma (DLBCL): The purpose of this study is to identify if, and at what dose, ibrutinib may be administered with R-CHOP and to document responses of this combination in patients with newly diagnosed DLBCL. This multi-center global study, conducted by Janssen, is open and Janssen plans to enroll up to 42 patients.

o
Phase II study of ibrutinib in subjects with relapsed or refractory multiple myeloma (MM): This is a Phase II, open-label, nonrandomized designed trial to assess the safety and efficacy of ibrutinib in subjects with relapsed or relapsed and refractory MM. This multi-center study, conducted by PCYC, is open in the US and we plan to enroll up to 35 subjects.

Clinical Updates planned at a medical meeting by the end of 2012:

o	PCYC-04753, Phase I study of single agent ibrutinib in patients with recurrent B-cell malignancies. The update will focus on the cohort of evaluable patients with follicular lymphoma.

o	PCYC-1102, Phase Ib/II study of single agent ibrutinib in patients with relapsed or refractory CLL/SLL.

o
PCYC-1104, Phase II study of single agent ibrutinib in patients with relapsed or refractory MCL, including cohorts of subjects either previously treated with bortezomib or naive to bortezomib treatment.

o
PCYC-1106, Phase II study, of ibrutinib in subjects with relapsed or refractory DLBCL. Patients were enrolled with two genetically distinct subtypes of DLBCL, the activated B-cell (ABC) subtype and the germinal center (GC) subtype.

o	PCYC-1111, a Phase II study of ibrutinib in subjects with relapsed/refractory MM.

Clinical Update planned by mid-year 2013:

o
The Company's ongoing Phase II studies of ibrutinib in DLBCL and MM are expected to mature with continued enrollment in both histologies over the next 12 months. By mid-year 2013, the Company intends to provide a meaningful update on the clinical development plans in non-Hodgkin's lymphoma and MM.

Information on all ongoing Pharmacyclics’ studies, including descriptions of studies, participating study centers, and appropriate contact information can be found on the National Institutes of Health (NIH) website: www.clinicaltrials.gov.

Conference Call and Webcast Details

The Company will be holding a conference call on September 6, 2012 at 4:30 p.m. EDT.  To participate in the conference call, please dial (877)-407-0778 for domestic callers and (201)-689-8565 for international callers.  To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm.  The archived version of the webcast will be available for 30 days on the Investor Relations section of the company’s Web site at http://www.pharmacyclics.com.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including operating and other expenses adjusted to exclude certain non-cash and non-recurring expenses. These measures are not in accordance with, or an alternative to generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are employee related non-cash expenses and the net amount of the therapeutic discovery project tax grant. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators we use as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided below.

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our corporate mission statement reads as follows: To build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious medical healthcare needs; To identify promising product candidates based on exceptional scientific development expertise, develop our products in a rapid, cost-efficient manner and to pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do that.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. The Company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs toward potential commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

Contact:

Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those projected in, or implied by, these forward-looking statements.  Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements.  For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Pharmacyclics, Inc.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	June 30, 2012	June 30, 2011
ASSETS

Cash, cash equivalents and marketable securities*	$203,607	$112,329
Other current assets	9,788	2,367
Total current assets	213,395	114,696
Property and equipment, net	3,842	1,312
Other assets	1,883	344
Total assets	$219,120	$116,352

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deferred revenue – current portion	$8,054	$7,000
Other current liabilities	10,932	7,268
Total current liabilities	18,986	14,268
Deferred revenue – non-current portion	67,324	-
Deferred rent	687	410
Total liabilities	86,997	14,678
Stockholders’ equity	132,123	101,674
Total liabilities and stockholders’ equity	$219,120	$116,352

* Marketable securities	$5,711	$24,572

Pharmacyclics, Inc.

Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended June 30,			Year Ended June 30,
	2012		2011	2012	2011
Revenue:
License and milestone revenue		$-	$$227	$$77,605	$$4,355
Collaboration services revenue		2,123	1,159	4,385	3,878
Total revenue		2,123	1,386	81,990	8,233
Operating expenses*:
Research and development		15,385	9,875	54,537	34,482
General and administrative		4,220	2,506	15,575	9,125
Total operating expenses		19,605	12,381	70,112	43,607
(Loss) income from operations		(17,482)	(10,995)	11,878	(35,374)
Interest and other income, net		47	31	147	171
(Loss) income before income taxes		(17,435)	(10,964)	12,025	(35,203)
Income tax benefit (provision)		529	-	(39)	-
Net income (loss)	$	$(16,906)	$(10,964)	$11,986	$(35,203)

Net income (loss) per share:
Basic	$	$(0.24)	$(0.18)	$0.17	$(0.59)
Diluted	$	$(0.24)	$(0.18)	$0.17	$(0.59)
Weighted average shares used to compute net income (loss) per share:
Basic		69,081	60,968	68,728	59,973
Diluted		69,081	60,968	72,617	59,973

* Includes share-based compensation as follows:

Research and development	$1,013	$1,133	$6,947	$5,307
General and administrative	835	713	2,926	2,511
Total	$1,848	$1,846	$9,873	$7,818

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Three Months Ended June 30,
	2012	2011

GAAP net loss	$(16,906)	$(10,964)
Adjustments:
Research & development share-based compensation(2)	1,013	1,133
General & administrative share-based compensation(2)	835	713
	1,848	1,846
Non-GAAP net loss	$(15,058)	$(9,118)

Non-GAAP net loss per share – basic and diluted	$(0.22)	$(0.15)

(1) This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.

(2) All share-based compensation was excluded for the non-GAAP analysis.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(unaudited; in thousands, except per share data)

	Year Ended June 30,
	2012	2011

GAAP net income (loss)	$11,986	$(35,203)
Adjustments:
Research & development share-based compensation(2)	6,947	5,307
General & administrative share-based compensation(2)	2,926	2,511
Therapeutic discovery project tax grant, net(3)	-	(586)
	9,873	7,232
Non-GAAP net income (loss)	$21,859	$(27,971)

Non-GAAP net income (loss) per share
Basic	$0.32	$(0.47)
Diluted	$0.30	$(0.47)

(1) This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP.

(2) All share-based compensation was excluded for the non-GAAP analysis.
(3) Represents the therapeutic discovery project tax grant, net of related expenses.